UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2008

ABRAXIS BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33657	30-0431735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 883-1300

(Registrant’s Telephone Number,

Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective February 6, 2008, Carlo Montagner relocated to Australia as part of the Company’s establishment of a senior global leadership team to build a worldwide platform for growth. In connection with his relocation, Mr. Montagner agreed to transfer his employment from Abraxis BioScience, LLC (the “Company”), the wholly-owned operating subsidiary of Abraxis BioScience, Inc., to the Company’s Australian subsidiary, Abraxis BioScience Australia Pty Ltd (“Abraxis Australia”), where Mr. Montagner will serve in a new role as President of Oncology, Pan-Asia for Abraxis Australia under a new employment agreement that supersedes his prior employment agreement with the Company and provides for salary at an annual rate of US$450,000. Identical to his prior employment agreement, under the terms of the new employment agreement, if Mr. Montagner’s employment is terminated without cause, he would be entitled to receive continuation of salary based on his then-current base salary through the end of the term. In addition, the vesting of any stock options that Mr. Montagner holds would accelerate through the end of the term. If Mr. Montagner accepts the continuing payments and the acceleration of vesting of his options, he will agree not to compete with the Company’s business for a period of three years following the termination date and agree not to solicit employees to be employed by any competitor during that period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

Date: February 12, 2008	By:	/s/ Lisa Gopalakrishnan
Lisa Gopalakrishnan
Chief Financial Officer